Exhibit 3.1

QUINTILES IMS HOLDINGS, INC.

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

Quintiles IMS Holdings, Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. That the Board of Directors of the Corporation, at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

Section 1 of the Certificate of Incorporation shall be deleted in its entirety and the following new Section 1 shall be inserted in lieu thereof:

“The name of the corporation is IQVIA Holdings Inc.” (hereinafter referred to as the “Corporation”).

2. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment to Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of November, 2017.

QUINTILES IMS HOLDINGS, INC.

By:	/s/ James H. Erlinger III
Name:	James H. Erlinger III
Title:	Executive Vice President,
General Counsel and Secretary